Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 28, 2025, relating to the consolidated financial statements and financial highlights of MA Specialty Credit Income Fund, which are included in Form N-CSR for the period ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 29, 2025